UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2021

Argo Group International Holdings, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

90 Pitts Bay Road P.O. Box HM 1282 Hamilton HM FX	P.O. Box HM 1282
Pembroke HM 08	Hamilton HM FX
Bermuda	Bermuda
(Address, Including Zip Code, of Principal Executive Offices)	(Mailing Address)

Registrant’s telephone number, including area code: (441) 296-5858

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $1.00 per share	ARGO	New York Stock Exchange
Guarantee of Argo Group U.S., Inc. 6.500% Senior Notes due 2042	ARGD	New York Stock Exchange
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Resettable Fixed Rate Preference Share, Series A, Par Value $1.00 Per Share	ARGOPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Scott Kirk as Chief Financial Officer

On February 8, 2021, Argo Group International Holdings, Ltd. (the “Company”) announced the appointment of Scott Kirk as Chief Financial Officer, effective on March 1, 2021. Mr. Kirk will begin his employment with the Company on February 8, 2021 and will succeed Jay Bullock as the Company’s Principal Financial Officer and Principal Accounting Offer, effective as of the time of his appointment as Chief Financial Officer. Mr. Bullock will stay employed by the Company as an advisor through March 31, 2021, to help ensure a smooth transition. The Company had previously announced Mr. Bullock’s planned departure from the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2020.

Mr. Kirk, age 47, was previously employed by Aspen Insurance Holdings Limited (“Aspen”), a global property and casualty insurance and reinsurance company, holding various roles beginning in 2007 and most recently served as Aspen’s Group Chief Financial Officer from 2014 until April 2020. Prior to joining Aspen, Mr. Kirk worked at Endurance Specialty Holdings Ltd. between 2002 and 2007, holding several senior finance roles. Previously, Mr. Kirk was at Trenwick International Ltd. in London working in finance and treasury. Mr. Kirk began his career as an auditor at KPMG, Brisbane and is a member of the Institutes of Chartered Accountants in both England and Wales and Australia.

Mr. Kirk entered into a Service Agreement with Argo Management Services Limited, a subsidiary of the Company incorporated and registered in England and Wales. The term of the Service Agreement will continue until the earlier of Mr. Kirk’s relocation to the United States or August 7, 2022. It is the Company’s intention that, once Mr. Kirk has relocated to the United States, Mr. Kirk will become an at-will employee with the same compensatory terms.

The Service Agreement provides the following:

Compensation and Benefits. Mr. Kirk will receive an annual base salary of $600,000 and a target annual incentive compensation opportunity of 100% of his annual base salary. Mr. Kirk will be eligible to participate in the 2021 Annual Incentive Plan, which will be payable, as appropriate, in March 2022. He will also receive a one-time cash payment equal to $300,000, and be eligible to participate in the Company’s retirement and other benefit plans and programs offered to the Company’s other senior executives. Mr. Kirk will also receive a payment of $30,000, conditioned upon Mr. Kirk opting out of the pension plan provided to United Kingdom employees throughout his employment with the Company.

Long-Term Incentive Awards. Mr. Kirk will receive a one-time long-term incentive award equal to $200,000, granted in the form of restricted stock that vests ratably over a four-year period, measured from the award grant date. He is also eligible to participate in the Company’s long term incentive compensation plan at a target participation rate equal to $700,000 annually, subject to the eligibility and other provisions of the plan. Awards under the plan are made on a discretionary basis and are typically awarded each spring.

Severance. If the Company terminates Mr. Kirk’s employment without “Cause” (as such term is defined within the Company’s Executive Severance Plan (the “ESP”)), then he will be entitled to receive severance per the terms of the ESP, subject to the execution of a release of claims. If his employment is terminated by the Company for Cause, or if he voluntarily terminates his employment for any reason, he will not be entitled to receive any severance payments or benefits.

The foregoing description of the Service Agreement is qualified in its entirety by reference to the full text of the Service Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference in this Item 5.02.

There is no family relationship between Mr. Kirk and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Kirk that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On February 8, 2021, the Company issued a press release announcing the appointment of Mr. Kirk as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

No.	Exhibit

10.1	Service Agreement between Argo Management Services Limited and Scott Kirk, dated February 5, 2021

99.1	Press Release issued by Argo Group International Holdings, Ltd. dated February 8, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2021	ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

	By:	/s/ Jay S. Bullock
	Name:	Jay S. Bullock
	Title:	Executive Vice President and Chief Financial Officer